Exhibit 99.1

URBAN OUTFITTERS, INC.

Philadelphia, PA – February 7, 2006

For Immediate Release	Contact: John Kyees
Chief Financial Officer
(215) 564-2313

Urban Outfitters Reports Q4 Sales Increase of 27%

Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle consumer products company operating under the Urban Outfitters, Free People and Anthropologie brands, today announced record sales for the fourth quarter and fiscal year ended January 31, 2006.

Total sales for the fourth quarter jumped 27% to a record $319 million. Total comparable store sales for the quarter at our Urban Outfitters, Free People and Anthropologie stores were up 13%, 21% and 2%, respectively, for a combined 8% increase versus a combined 13% increase for the same quarter last year. Direct-to-consumer sales rose 28% for the quarter, with strong growth at all brands. Free People Wholesale sales jumped 110% for the quarter.

“We are very pleased to report another record breaking quarter which pushed sales for the year above the billion dollar mark for the first time,” said Richard A. Hayne, Chairman and President. “In addition, response to our Spring offerings is strong across all three brands, with the Free People businesses leading the gains.”

Sales for the year ended January 31, 2006 rose 32%, to a record $1.1 billion. Total comparable store sales for the period increased by 11% versus a 22% increase last year. Direct-to-consumer sales surged by 39% while Free People Wholesale sales jumped by 94%.

Net sales for the periods were as follows:

	Three months ended January 31,		Twelve months ended January 31,
	2006	2005	2006	2005
	(in thousands)		(in thousands)
Urban Outfitters store sales	$144,205	$112,241	$508,106	$384,371
Anthropologie store sales	115,837	98,814	395,157	320,621
Direct-to-consumer sales	42,665	33,434	130,581	93,913
Free People sales	15,882	7,134	58,263	28,845

Total net sales	$318,589	$251,623	$1,092,107	$827,750

During Fiscal 2006, the Company opened 15 Urban Outfitters stores, 14 Anthropologie stores and 4 Free People stores or 33 new stores in total. The Company plans to open 36 to 40 new stores, including 3 to 5 new Free People stores, during Fiscal 2007. Management expects to release the Company’s Fiscal 2006 financial and operating results on March 9, 2006.

Urban Outfitters, Inc. is an innovative specialty retailer and wholesaler which offers a variety of lifestyle merchandise to highly defined customer niches through 90 Urban Retail stores in the United States, Canada, and Europe; an Urban web site; 79 Anthropologie Retail stores in the United States; an Anthropologie catalog and web site; and Free People, the Company’s wholesale division, which sells its product to approximately 1,500 specialty stores, department stores and catalogs, as well as through 6 Free People stores, a web-site and catalog.

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this filing may constitute forward-looking statements. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, including any effects of terrorist acts or war, availability of suitable retail space for expansion, timing of store openings, seasonal fluctuations in gross sales, the departure of one or more key senior managers, import risks, including potential disruptions and changes in duties, tariffs and quotas and other risks identified in filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein

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